Exhibit 10.5

PANACEA LIFE SCIENCES, INC.

PROMISSORY NOTE

Issuance Date: June 30, 2021	$4,062,713.72

FOR VALUE RECEIVED, PANACEA LIFE SCIENCES, INC., a Colorado corporation (the “Borrower”), having its principal place of business and mailing address at 16194 West 45th Avenue, Golden, Colorado 80403, hereby unconditionally agrees and promises to pay to the order, Quintel-MC, Incorporated, a Colorado corporation (the “Holder”), the amount set out above (the “Principal Indebtedness”), together with interest on the outstanding Principal Indebtedness evidenced by this Note at the Applicable Interest Rate (as defined below). This Promissory Note replaces that certain Promissory Note dated November 30, 2019 issued by the Borrower to the Holder.

1. Principal Indebtedness of the Note.

(a) The unpaid Principal Indebtedness of this Promissory Note (the “Note”) is $4,062,713.72 as of the Issuance Date of the Note (the “Issuance Date”).

(b) The unpaid Principal Indebtedness outstanding, plus accrued and unpaid interest calculated pursuant to Section 2 shall be payable in full upon demand.

2. Interest. Interest shall accrue and be payable as follows: Interest on the outstanding Principal Indebtedness as of the date hereof shall accrue at the rate of ten (10%) percent per annum and shall be calculated for actual days elapsed on the basis of a 360-day year.

3. The unpaid Principal Indebtedness and accrued interest is secured by certain collateral under a Pledge Agreement dated June 30, 2021 by and among the Borrower, the Holder and Leslie Buttorff.

4. Events of Default. The Holder is hereby authorized to declare all or any part of the Indebtedness immediately due and payable upon the occurrence and during the continuation of any of the following events (each, an “Event of Default”):

(a) the failure of Borrower to pay the Indebtedness when the same shall be due and payable, which failure is not cured by the Borrower within ten (10) days after written notice of such failure to pay has been given by the Holder to the Borrower;

(b) the filing by the Borrower of any petition for relief under the United States Bankruptcy Code or any similar federal or state statute, or the Borrower’s consent to or acquiescence in any such filing by a third party, or the Borrower shall take any corporate action for the purpose of effecting, approving, or consenting to any of the foregoing;

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(c) an involuntary petition is filed against the Borrower (unless such petition is dismissed or discharged within 60 days) under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of the Borrower; or

(d) the dissolution, winding up, or termination of the business or cessation of operations of the Borrower (including any transaction or series of related transactions deemed to be a liquidation, dissolution or winding up of the Borrower pursuant to the provisions of its charter documents), or the Borrower shall take any corporate action for the purpose of effecting, approving, or consenting to any of the foregoing.

5. Prepayment. Borrower may prepay all or any portion of any amount due under this Note at any time without premium or penalty. All payments shall be applied first to interest and then to Principal Indebtedness.

6. Governing Law. The provisions of this Note shall be construed according to the internal substantive laws of the State of Colorado without regard to conflict of laws principles that would result in the application of the laws of any other jurisdiction. If any provision of this Note is in conflict with any statute or rule of law of the State of Colorado or is otherwise unenforceable for any reason whatsoever, then such provision shall be deemed to be restated so that it may be enforced to the fullest extent permitted by law, and the remainder of this Note shall remain in full force and effect.

7. Acceleration. Upon the occurrence and during the continuation of an Event of Default under this Note that is not cured within the applicable cure period, if any, set forth in Section 3, the Holder shall have the right and option to declare all outstanding Indebtedness evidenced by this Note immediately due and payable by written notice to Borrower; provided, however, that upon the occurrence of an Event of Default described in Sections 3(b), 3(c) or 3(d), the Indebtedness and all other amounts due and owing under this Note (if not then due and payable) shall become due and payable immediately, without presentment, demand, notice, protest, declaration or any other requirement of any kind, all which Borrower expressly waives.

8. Fees. Borrower shall pay all of Holder’s reasonable fees and costs incurred in the preparation of this Note and any related documents. If this Note is placed in the hands of an attorney for collection, by suit or otherwise, or to enforce its collection, Borrower shall pay all reasonable costs of collection including reasonable attorneys’ fees.

9. Waivers. Borrower hereby waives diligence, presentment, demand, protest, notice of intent to accelerate, notice of acceleration, and any other notice of any kind. No delay or omission on the part of the Holder in exercising any right hereunder shall operate as a waiver of such right or of any other remedy under this Note. A waiver on any one occasion shall not be construed as a bar to or waiver of any such right or remedy on a future occasion.

10. Transfer. This Note may be transferred or assigned, in whole or in part, by the Holder at any time. The term “Holder” as used herein shall also include any transferee of this Note.

11. Unconditional Obligation. The obligation of Borrower to repay the Indebtedness under this Note is absolute and unconditional, and there exists no right of set off, recoupment, counterclaim or defense of any nature whatsoever to the Borrower’s obligation to make payment under this Note.

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12. Notices. All notices, requests, demands and other communications under this Note or in connection herewith shall be given to or made upon the respective parties as follows:

If to the Borrower, to:

Panacea Life Sciences, Inc.

16194 W. 45th Drive

Golden, Colorado 80403

Attention: Nathan Berman, Controller

E-mail: Nathan.berman@panacealife.com

If to the Holder, to:

Quintel-MC, Incorporated

5910 South University, Suite C18-193

Greenwood Village, Colorado 80121

Attention: Mary Cavarra, Treasurer

E-mail: mary.cavarra@quintel-mc.com

Unless otherwise provided, any notice required or permitted by this Note shall be in writing and shall be deemed sufficient upon (i) delivery, when delivered personally or by overnight courier, (ii) confirmed transmission when sent by electronic mail, or (iii) seventy-two (72) hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid.

13. Waiver of Jury Trial. HOLDER AND BORROWER IRREVOCABLY WAIVE ALL RIGHT TO A TRIAL BY JURY IN ANY PROCEEDING HEREAFTER INSTITUTED BY OR AGAINST HOLDER OR BORROWER IN RESPECT OF THIS NOTE OR ARISING OUT OF ANY DOCUMENT, INSTRUMENT OR AGREEMENT EVIDENCING, GOVERNING OR SECURING THIS NOTE. BORROWER ACKNOWLEDGES THAT THE INDEBTEDNESS EVIDENCED BY THIS NOTE IS PART OF A COMMERCIAL TRANSACTION.

[Signature page follows.]

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IN WITNESS WHEREOF, this Note has been executed by Borrower as of the day and year first set forth above.

PANACEA LIFE SCIENCES, INC.

By:
Name:	Nathan Berman
Title:	Controller

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